EXHIBIT 21
ABRAMS INDUSTRIES, INC. SUBSIDIARIES

Abrams Construction, Inc.
Abrams Power, Inc.
Servidyne Systems, LLC
Abrams Properties, Inc.
Merchants Crossing of Englewood, Inc.
Merchants Crossing of North Fort Myers, Inc.
Merchants Crossing of Jackson, Inc.
Merchants Crossing, Inc.
1945 The Exchange, LLC
Benncoff, LLC
Cinci Odonnett, LLC
Chipjax, LLC
Abrams Fixture Corporation